INDEPENDENT CONTRACTOR AGREEMENT

Effective as of January 1, 2016, Grace Pacific LLC (“GP”) and David C. Hulihee (“Contractor”) hereby agree:

1.    Background. GP desires to retain Contractor as an independent contractor to perform services for GP and Contractor is willing to perform such services, on terms set forth more fully below.

2.    Engagement. GP desires to hire Contractor to provide consulting services (“Services”) in connection with the operation of GP and its affiliated companies, including, but not limited to, assisting in the transition to a new President of GP, enhancing revenues and operating performance, supporting GP’s government and community affairs, and providing advice and assistance at the specific request of GP. Contractor shall spend not less than an average of 10 hours a week providing the Services.

3.    Commencement of Services; Term. Contractor shall commence the provision of the Services on January 1, 2016 and shall continue performing the Services until December 31, 2016, unless this Agreement is sooner terminated or extended as provided herein.

4.    Compensation. As Contractor’s consideration for providing the Services, GP shall pay Contractor at the annual rate of $200,000.00, plus general excise tax (which may be charged at 4.712% so that Contractor’s fee shall be net of such tax), payable on a twice monthly basis. All costs and expenses incurred by Contractor in performing the Services shall be borne by Contractor, except that GP will reimburse pre-approved expenses within fifteen (15) days of a receipt by GP of an invoice from Consultant accompanied by reasonable supporting documentation, which shall be submitted at the same time as invoices for fees for Services.

5.    No Assignment. Contractor shall at all times remain primarily responsible for the performance of all Services and may not transfer or assign such responsibility without the prior written consent of GP.

6.    Confidentiality. Except as contemplated by this Agreement or required by law, Consultant shall not use or disclose at any time any confidential or nonpublic information of GP obtained by Consultant in connection with this Agreement; provided, however, such restriction shall not apply to information that is generally known to the public or becomes known to the public, or is approved in writing by GP for use or disclosure.

7.    Termination. This Agreement can be terminated prior to the expiration of its term on written notice for cause, such as Contractor’s failure to perform the Services in a timely and responsible manner. In the event of the Contractor’s death or disability preventing performance of the Services, GP’s obligations under this Agreement will terminate as of the end of the day on which Contractor’s death or disability occurs.

8.    Compliance with Law. Contractor shall comply with all requirements of federal, state and county laws with respect to the performance of the Services. Contractor shall be responsible for paying all taxes relating to Contractor’s compensation under this Agreement. Contractor shall indemnify and hold harmless GP from and against any and all claims, obligations, liabilities or demands with respect to and arising out of any breach by Contractor of this Agreement.

9.    Independent Contractor. Contractor is an independent contractor, and is not an employee, partner or agent of GP for any purpose including but not limited to, the application of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, the provisions of the Internal Revenue Code, Hawaii’s Income tax laws relating to income tax withholding at the source of income, the Hawaii Workers Compensation Code, the Hawaii Prepaid Healthcare Act, and the Hawaii Temporary Disability Insurance Act.

10.    IRS Reporting. GP shall provide Contractor with an IRS Form 1099, which shall report the total compensation paid to Contractor within the appropriate taxable year consistent with the requirements of the Internal Revenue Code of 1986, as amended.

11.    Other Activities. This is not an exclusive agreement for services, as Contractor may perform services for others.

12.    Notice. Any and all notices, demands or other communications required or desired to be given hereunder by either party shall be in writing and shall be validly given or made to the other party or its authorized representative at the addresses set forth below. Any party may change its address for the purpose of receiving notices as herein provided by a written notice given to the other party.

GP    Grace Pacific, LLC
P.O. Box 78
Honolulu, Hawaii 96810
Attention: President

Contractor    David C. Hulihee

Honolulu, HI 96816

13.    Contract Terms to be Exclusive. This written Agreement contains the sole and entire agreement between the parties with respect to its subject matter, and supersedes any and all other agreements between them with respect to its subject matter.

14.    Amendment, Waiver or Modification. No amendment, waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. The term of this Agreement may be extended only upon the written agreement of both parties.

15.    Arbitration. Any dispute or claim arising out of or relating to this Agreement, or breach thereof, between GP and Contractor, shall be submitted to a confidential and binding arbitration in Honolulu, Hawaii before a single neutral arbitrator selected from the Panel of Neutrals of Dispute Prevention & Resolution, Inc. (“DPRI”), in accordance with the Rules, Procedures, and Protocols for Arbitration of Disputes of DPRI, then in effect. The parties further agree that the award of the arbitrator is binding upon the parties and that judgment upon the award rendered may be entered in any court of competent jurisdiction. The arbitrator shall not have the authority to award punitive damages.

16.    Governing Law. This Agreement and performance hereunder shall be construed in accordance with the laws of the State of Hawaii.

17.    Binding Effect of Agreement. This Agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors, and assigns.

18.    No Third Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

19.    Counterparts; Telecopy/Electronic Delivery. This Agreement may be executed in counterparts and delivered by telecopy or electronically.

IN WITNESS WHEREOF, GP and Contractor have executed this Agreement effective as of the date first above written.

Grace Pacific, LLC

By /s/ Gordon C.K. Yee
Its President

/s/ Davic C. Hulihee
David C. Hulihee

EXHIBIT A

DESCRIPTION OF SERVICES

1.	Any and All Operating Matters of:

a.	Grace Pacific LLC

b.	GP Roadway Solutions, Inc.

c.	GLP Asphalt LLC

d.	GP/RM Prestress LLC

e.	Maui Paving LLC